Exhibit 99.1

NEWS

CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
SVP, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION – UNIVEST BANK AND

TRUST CO. – ANNOUNCE MANAGEMENT SUCCESSION PLAN

SOUDERTON, Pa., July 24, 2013 – The board of directors of Univest Corporation of Pennsylvania (“Univest”) (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today approved a succession plan with board and management changes, effective January 1, 2014.

William S. Aichele will retire as chief executive officer after 42 years of service to Univest Corporation. He served as president and chief executive officer of the Corporation since July 1, 1999 and assumed the additional title of chairman on January 1, 2005. Aichele will continue serving as chairman of the board for Univest Corporation and Univest Bank and Trust Co.

Jeffrey M. Schweitzer will become chief executive officer of Univest Corporation in addition to his role as president. Schweitzer will be elected as a director of Univest Corporation and Univest Bank and Trust Co.

K. Leon Moyer will continue as vice chairman of Univest Corporation and president and chief executive officer of Univest Bank and Trust Co.

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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.